Exhibit 10.20

Shareholders’ Agreement

SHAREHOLDER’S AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made the 25th day of February, 2019 (the “Effective Date”) for the company Cormo USA., hereinafter the (“Company”).

BETWEEN:

(1)	Sustainable Projects Group, Inc. (SPGX), a company whose registered office is 225 Banyan Blvd., Suite 220, Naples, Florida 34105 (“SPGX”);
(2)	Cormo AG, (“Cormo”) a Swiss Company,
(3)	Daniel Greissing, (“Greissing”), a Swiss natural citizen,
(4)	Paul Meier, (“Meier”), a Swiss natural citizen,
(5)	Paul Sauter (“Sauter”), a Swiss natural citizen
(6)	Fortunat Heuss, (“Heuss”), a Swiss natural citizen
(7)	Kurt Muehlbauer, (“K. Muehlbaur”) a German natural citizen,
(8)	Stefan Muehlbaur, (“S. Muehlbaur”), a US natural citizen

WHEREAS:

(A)	SPGX, Cormo, Greissing, Meier, Sauter, Heuss, K. Muehlbauer, and S. Muehlbauer have entered into this joint venture relationship with its principal purpose the import, sale, distribution, and licensing of products offered by Cormo AG of Switzerland.
(B)	Shareholders of the Company are as follows in the percentage listed: SPGX (35%), Cormo (35%), Greissing (2.5%), Meier (2.5%), Sauter (5%), Heuss (2.5%), K. Muehlbauer (5%), S. Muehlbauer (2.5%). In addition, there are 10% held in reserve for seeds funding round B.
(C)	Parties will be responsible for the management, operation, and investment into of the Company in the following manner:

a.	SPGX – provide general management and day to day operations;
b.	Cormo - provide unrestricted use of patents and licenses in North America to the Company,
c.	Greissing – financial contribution of CHF fifty thousand (50,000) due on the 15th day of December 2018
d.	Meier – financial contribution of CHF fifty thousand (50,000) due on the 15th day of December 2018
e.	Sauter - financial contribution of CHF one hundred thousand (100,000) due on the 15th day of December 2018
f.	Heuss - financial contribution of CHF fifty thousand (50,000) due on the 15th day of December 2018
g.	K. Muehlbauer – financial contribution of CHF one hundred thousand (100,000) due on the 15th day of December 2018
h.	S. Muehlbauer – financial contribution of CHF fifty thousand (50,000) due on the 15th day of December 2018

(D)	The parties hereto agree to enter into this Agreement for the purposes of establishing the operation of the Company as from the Effective Date.
(E)	The parties agree that the USD/CHF exchange rate for the purpose of this agreement is at parity.

NOW IT IS HEREBY AGREED as follows:

1. INTERPRETATION

In this Agreement, including the Recitals, the following expressions shall, except where the context otherwise requires, have the following meanings:

“Affiliate(s)” means in relation to any specified body corporate or Person, any other body corporate, unincorporated entity or Person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with such specified body corporate or Person;

“Articles” means the Articles of Association of the Company, as amended from time to time;

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“America” means the commercial and business territory defined by the fifty (50) states and numerous territories of the United States of America [including Washington, District of Columbia (DC)] and Canada.

“Board” means the Board of Directors of the Company;

“Business” means the import, sale and distribution of products offered by Cormo AG of Switzerland and as proposed to be conducted as of the Effective Date in accordance with this Agreement, and as otherwise may be determined by the Board following the Effective Date;

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the United States of America are required or authorized by law or executive order to be closed upon such inclement weather as does not permit business to be safely conducted between the hours of 9:00 am to 5:00 pm Eastern Standard Time if Florida;

“Competing Business” means any business competing with the Business, including producing or selling agriculture machinery and fertilizer;

“Confidential Information” means any information related to the operation of the Company which is intended to be private or restricted and used for the purpose of conducting the Company’s affairs. Confidential information includes proprietary information produced by and for the Company.

“Control” means, in relation to a specified body corporate or Person, the power of any other Person directly or indirectly to secure that the affairs of such specified body corporate or Person are conducted in accordance with the wishes of that other Person:

(i)	by means of the holding of Equity Securities or the possession of voting power (either at the shareholder, director or other comparable level) in or in relation to that specified body corporate or Person or an intermediate Person; or
(ii)	by virtue of any powers conferred by the memorandum and articles of association or by-laws or other similar documents regulating that specified body corporate or Person or an intermediate Person;

“Director” means any director of the Company and where applicable, any alternate director;

“Due Date” shall be the 15th day of December 2018.

“Encumbrance” means any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, equities, adverse claims, or other encumbrance, priority or security interest, over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same and “Encumber” shall be construed accordingly;

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests (whether or not such derivative securities are issued by such Person);

“Exchange Rate” shall be the daily average USD/CHF spot price on the date this agreement is signed.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange, in each case having competent jurisdiction;

“Party” means one of the parties to this Agreement;

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality);

“Related Person” means (i) any shareholder, director, or officer of the Company or any Affiliate, (ii) any relative of such shareholders, directors or officers, (iii) any Person in which any shareholder, director or officer of the Company, other than a passive shareholder of less than two percent (2%), or over which a Related Person exercises, or all Related Persons together can exercise, control or significant influence through voting, position or ownership;

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“Senior Management” means Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and/or any other senior executives;

“Shares” means the common shares of the Company carrying the rights and privileges as set forth in the Articles and Bylaws;

“Shareholders” means any or all of those Persons at any time holding any Shares in the Company;

“Transfer” means to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), transfer by operation of law (other than a merger or consolidation of the Company) or in any other way Encumber or dispose of, directly or indirectly and whether or not voluntarily, any Equity Securities;

Further Interpretation of this Agreement:

i.	references to this Agreement include the Schedules, Exhibits and Appendices, which form an integral part hereof. A reference to any Clause, Schedule, Exhibit or Appendix is, unless otherwise specified, to such Clause of, or Schedule, Exhibit or Appendix to, this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Clause hereof or Schedule, Exhibit or Appendix hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time;
ii.	references to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly;
iii.	references to any statutory provision or any law, rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;
iv.	words importing the singular include the plural and vice versa, words importing one gender include every gender, and references to persons include bodies corporate and unincorporated;
v.	headings are for ease of reference only and shall not affect the interpretation of this Agreement;
vi.	references to writing include any mode of reproducing words in a legible and non-transitory form;
vii.	the expression “Shareholders” shall, where the context permits, include their respective successors, assigns and personal representatives (where applicable);
viii.	any reference to a number or price of Shares shall be appropriately adjusted to reflect any share split, share consolidation, share dividend, share reclassification, reorganization, capitalization issuance or similar transaction affecting the share capital of the Company;
ix.	if a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day; if the day on or by which something must be done is not a Business Day, that thing must be done on or by the Business Day immediately following such day;
x.	references to the provision of written or verbal materials (including notices, reports, circulars, papers and correspondence) by, between or among the Company, the Shareholders and the Directors means communications using the English language (unless specifically authorized herein to be provided in one or more languages); and
xi.	the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

2. BUSINESS OF THE COMPANY

2.1 The Company shall be in the business of import, sale, distribution, and licensing of products offered by Cormo AG of Switzerland. and shall not conduct any business or activity other than that necessary to complete the tasks named in this article or within this document except by the authorized agreement of shareholders

2.2 The Parties will use good faith efforts to insure the successful operation of the Company.

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3. SHARE CAPITAL OF THE COMPANY

3.1 Authorized Capital

As of the Effective Date, the authorized capital of the Company is CHF 600,000 divided into 1,000,000 Shares. All Shares have been issued of which:

a.	SPGX – holds 350,000 shares
b.	Cormo – holds 350,000 shares,
c.	Greissing – holds 25,000 shares
d.	Sauter – holds 50,000 shares
e.	Heuss – holds 25,000 shares
f.	Meier – holds 25,000 shares
g.	K. Muehlbauer – holds 50,000 shares
h.	S. Muehlbauer – holds 25,000 shares
i.	Reserve – holds 100,000 shares

Future capital increases are permitted by the parties.

3.2 Equity Ownership by the Parties

As of the Effective Date the equity ownership structure in the Company shall be:

a.	SPGX – thirty five percent (35%)
b.	Cormo – thirty five percent (35%)
c.	Greissing – two- and one-half percent (2.5%)
d.	Meier – two- and one-half percent (2.5%)
e.	Sauter – five percent (5%)
f.	Heuss – two-and-one-half percent (2.5%)
g.	K. Muehlbauer – five percent (5%)
h.	S. Muehlbauer – two- and one-half percent (2.5%)

4. BOARD CONSTITUTION AND BOARD AND SHAREHOLDERS’ MEETINGS

4.1 The number of Persons comprising the Board shall be seven (7), of which two (2) shall be nominated by SPGX – Stefan Muehlbauer and Kurt Muehlbauer, two (2) shall be nominated by Cormo – Stefan Grass and Serge Zybach, one (1) shall be nominated by Sauter, Tobias Sauter and one (1) shareholder, Paul Meier, shall serve as the minority shareholder representative. The minority shareholders are Greissing, Meier, Heuss, S. Muehlbauer. The seventh seat shall be held available for potential future investors. In the event of a deadlocked vote, SPGX shall cast the deciding vote. SPGX shall have the sole option of appointing the Chairman of the Board. Each Party’s number of Directors will roughly reflect its relative ownership percentage of the Company and the constitution of the Board shall be adjusted in accordance with the shareholding proportion should it be altered or take on a proportionally different percentage. The size of the Board may be increased with the approval of the existing Board members

4.2 A Director shall be removed from the Board, with or without cause, upon, and only upon, divesting its shares of the Company.

4.3 In the event any Director wishes to be replaced or is removed in accordance with Clause 4.2, the remaining Shareholders must approve any replacement Director

4.4 Each Director shall be entitled to, and the Shareholders shall ensure that each Director shall be entitled to, examine the books and accounts of the Company and have free access, at all reasonable times, to any and all properties and facilities of the Company. The Shareholders shall procure that the Company shall provide such available information relating to the business affairs and financial position of the Company as any Director may reasonably require.

4.5 Save for matters stated herein as requiring Shareholder consent:

i.	SPGX shall have ultimate responsibility for management and operation of the Company; and
ii.	SPGX shall be required to make all regular decisions of the Company and decisions within the day to day business of the Company. Significant matters outside the day to day operation of the Company which affect the shareholders of the Company must be referred to the Board, and no Shareholder or officer of the Company shall take any actions purporting to commit the Company in relation to any such matters without the approval of the Board.

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4.6 The Chairman of the Board shall be selected by SPGX.

4.7 Meetings of the Board shall take place as frequently as required to operate the business of the same in an efficient manner but in any case shall take place generally at least once in every three (3) month period. Meetings shall be conducted in English and held in a location approved by a majority of the Directors of the Company having regard to potential tax consequences to the Company of having meetings in such location.

4.8 In relation to meetings of the Board, a meeting may be called by the Chairman of the Board or by any Director of the Company giving notice in writing to the Company Secretary or Chairman specifying the date, time and agenda for such meeting. The Company Secretary or Chairman shall upon receipt of such notice give a copy of such notice by registered post to all Directors at such addresses that the Directors shall inform the Company in writing from time to time of such meeting, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. A copy of such notice shall be provided as well by electronic mail or facsimile at the address or number, as the case may be, provided by the Directors. Not less than fourteen (14) Business Days’ notice shall be given to all Directors; provided, however, that such notice period may be reduced with the written consent of all of the Directors.

4.9 All meetings of the Board shall require a quorum of at least a majority of the Directors attending in person or by proxy by telephone; provided, however, that the quorum must include one Director nominated by SPGX. Notwithstanding the foregoing, if such a quorum is not present within one hour from the time appointed for the meeting of the Board, such Board meeting shall be adjourned to a meeting to be held on the 10th business day following such meeting at the same time and place of such meeting, and any Director present at such second meeting shall constitute a quorum.

4.10 At any Board meeting of the Company each Director may exercise one vote. Any Director may, by written notice to the Company Secretary, which is to be appointed by SPGX, authorize another Director to attend and vote by proxy for such Director at any such meetings.

4.11 Except as otherwise provided in this Clause 4.12, all decisions of the Board of the Company should be made by a simple majority vote of the Directors present at a meeting at which a quorum has been achieved. However, decisions of the Board with respect to the following matters will require the unanimous vote of the Directors present at a meeting at which a quorum has been achieved:

i.	Any amendment to this Agreement;
ii.	The termination or dissolution of the Company;
iii.	The change of the Company’s name; and
iv.	Any change to the ownership structure of the Company as noted below in section 4.12.

4.12 If the agenda for any meeting of the Directors contemplates that the Board will take action with respect to any of the following material transactions:

i.	the issuance of new shares or alteration of the equity structure of the Company (other than as provided in this Agreement);
ii.	any merger, or sale of the equity or substantially all the assets of the Company;
iii.	the acquisition of any material business;
iv.	the incurrence of material debt, other than trade debt incurred in the ordinary course of business;
v.	the lease or acquisition of real property;
vi.	then the Chairman of the Board nominated by SPGX may meet in person or by phone to discuss any such matter in advance of such Directors’ meeting given the other three directors have received notice ten business days before the discussion

4.13 Directors may participate in Board meetings by telephone, and such participation shall constitute presence for purposes of the quorum provisions of Clause 4.10 and the Company shall ensure that (i) each such Director is able to hear all other Directors and (ii) if such Director wishes, he is able to address other Directors.

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4.14 At the discretion of the President of the Board, travel expenses related to board meetings will be reimbursed.

4.15 Any action that may be taken by the Directors at a meeting may be taken by a written resolution prepared in English signed by all of the Directors.

4.16 Subject to other provisions of this Agreement, the Board shall have the authority to determine the extent of, and the means of satisfying, any future funding needs of the Company, and shall have the discretion to determine the terms of any future issuance of securities or incurrence of indebtedness by the Company; provided, however, that no Shareholder shall have any obligation to provide any indemnity, guarantee or other security to any other Shareholder or any third party in support of loans, overdraft facilities, borrowings or other financial arrangements entered into, required by or otherwise procured for the Company.

4.17 The Board shall give not less than fourteen (14) business days notice of meetings of Shareholders to those Persons whose names on the date the notice is given appear as Shareholders in the share register of Company and are entitled to vote at the meeting.

4.18 A Shareholder or its authorized representative/proxy at the meeting of Shareholders may participate in the meeting of Shareholders by means of telephone conference or similar means of communication and any Person participating in a meeting of the Shareholders in such manner shall be deemed to be present in person at such meeting and shall be taken into account for the purpose of a quorum and can take part in the vote. The Company shall ensure that (i) each such Shareholder is able to hear all other Shareholders and (ii) subject to the same treatment of Shareholders present at the meeting in person, if such Shareholder wishes, he is able to address other Shareholders.

The Chairman of the Board shall preside as Chairman at every Shareholders’ meeting. Any resolution proposed at any Shareholders’ meeting shall be decided by a simple majority of votes by the voting Shareholders except where a greater majority is required or required otherwise by this Agreement and/or the Articles. In the case of an equality of votes, the Chairman shall cast the deciding vote. Shareholders’ resolutions may be passed by written resolution prepared in English, circulated and signed by all the Shareholders. Any such resolution may consist of several documents in like form each signed by one or more Shareholders.

4.19 Each Shareholder shall exercise any voting rights or other powers of control so as to ensure the passing of resolution(s) necessary or appropriate to enable the affairs of the Group Company to be conducted in accordance with the provisions of this Agreement or to give full effect to the provisions of this Agreement, and to ensure that no resolution which does not accord with such provisions will be passed.

4.20 The Shareholders shall vote for any decision made by the Board in accordance with this Agreement if such decision shall be required by the applicable laws to be passed at the general meeting of the company.

4.21 Each of the Shareholders shall exercise all voting rights and other powers of control available to them to ensure they comply and are consistent with the provisions of this Agreement.

5. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1 Each Party represents, warrants and undertakes to each other Party that:

i.	it is a company duly incorporated or established and validly existing in all respects under the laws of its place of incorporation and it is established with full power and authority to own its assets and to carry on its business as such business is now being conducted and no action has been taken or threatened (whether by it or any third party) for or with a view to its liquidation, receivership or analogous process. The execution of this Agreement and all other ancillary documents by such Party has been validly authorized;
ii.	the obligations expressed as being assumed by it under this Agreement constitute its valid, legal and binding obligations enforceable against it in accordance with the terms of this Agreement;

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iii.	neither the execution or delivery by it of this Agreement or of any ancillary document nor the performance or observance of any of its obligations under this Agreement, does or will:

a.	conflict with, or result in any breach or violation of, any judgment, order or decree, trust deed, mortgage, agreement or other instrument or arrangement by which it is bound; or
b.	where applicable, cause any limitation imposed on any of its powers, or on the right or ability of its Directors to exercise such powers to be exceeded.

5.2 Further Assurances

Each Party agrees that it shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give full effect to the terms and intent of this Agreement.

6. MANAGEMENT

6.1 Save as otherwise provided in this Agreement or agreed between the Parties, the Shareholders shall, and shall procure the Directors nominated by them to exercise their powers and control in relation to the Company so as to ensure that the Company shall:

i.	carry on and conduct businesses and affairs in a proper and efficient manner and for its own benefit;
ii.	transact its business on arm’s length terms or on terms not less favorable than arm’s length terms;
iii.	keep proper books of account and therein make true and complete entries of all its dealings and
iv.	transactions of and in relation to its business;
v.	conduct its business in accordance with all applicable legal requirements, including the obtaining of all necessary licenses, consents and approvals; and
vi.	ensure that all major documents and agreements subject to Board approval shall be presented to the Board with true and correct translations in the English language.

6.2 The Shareholders shall vote in general meeting and shall cause the Directors appointed or nominated by each of them, when determining the amount of dividends to be distributed by the Company, to give effect to the Shareholders’ intention that, subject to the Board’s determination of constraints imposed by (a) prudent financial management and (b) the working capital requirements of the Company, a cash dividend be distributed at the conclusion of each financial year equivalent to the net profit after tax of the Company, as calculated by the Board in good faith, and provided that the rights of the Shareholders with respect to payment of the annual cash dividend under this Clause.

7. FINANCING OBLIGATIONS

In the event that the Company needs additional resources to fund operations or capital projects and at such time, the number of authorized but unissued Shares shall not be sufficient to allow the issuance of additional Shares in connection with a Shareholder’s equity contribution, the Company and the Shareholders may instead provide funding in the form of shareholder loans until such time as new applications or an increase in registered capital are approved. The Board shall decide to authorize more shares. It is agreed that for the purpose of a first funding round, SPGX and Cormo will make available its shares for the purpose of the funding round (not to exceed 15% of the total shares of the company).

8. RESTRICTIONS ON TRANSFER OF SHARES

8.1 No Shareholder shall Transfer any Shares owned by such Shareholder unless prior written approval shall have been obtained from the other Shareholders. Any attempt to Transfer any Shares in violation of the preceding sentence shall be null and void ab initio, and the Shareholders shall procure that the Company shall not register any such Transfer.

8.2 Notwithstanding any other provisions of this Agreement, neither of the Shareholders shall Transfer any Shares unless:

i.	the transferee has agreed in writing to be bound by the terms and conditions of this Agreement, and
ii.	the Transfer complies in all respects with the other applicable provisions of this Agreement and applicable laws and regulations.

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8.3 The provisions set forth in Clauses 9.1 and 9.2 cannot be avoided by the Transfer of any direct or indirect interest, legal or beneficial.

8.4 The Transfer restrictions in this Agreement shall not be capable of being avoided by the holding of Shares indirectly through any entity that can itself be sold in order to Transfer an indirect interest in Shares free of such restrictions, or any trust, derivative contract or other economic arrangement transferring the benefits of ownership of any Shares. Each of the Shareholders undertakes that it shall not take any action intended to avoid such restrictions in any manner.

9. ACCESS TO INFORMATION

9.1 As of the Effective Date, so long as any Shareholder holds any Shares, the Company shall deliver to such Shareholder the following documents:

i.	annual audited consolidated financial statements within one hundred and twenty (120) days after the end of each financial year, audited by a firm at the Company’s election (with draft copies provided within sixty (60) days after the end of each financial year);
ii.	copies of all documents and information sent to any Shareholder (in his capacity as a shareholder of the Company);
iii.	an annual budget and business plans within thirty (30) days prior to the end of each financial year. The budget and business plans shall include detailed capital expenditure plans, financial projections (including an income statement, balance sheet and cash flow statement etc.), debt financing/repayment requirements, business strategy and detailed arrangements associated with the expected creation of any subsidiaries, partnerships and joint ventures. The Board shall as soon as practicable adopt detailed budgets and business plans for the Company before the commencement of the relevant financial year;

9.2 For so long as any Shares are outstanding, such Shareholder shall have the following rights during normal business hours: (i) inspection rights of the books and records of the Company; and (ii) the right to discuss the business, operations and management and other matters of the Company with the Directors, officers, employees, accountants, legal counsel and investment bankers.

10. COMMENCEMENT, TERMINATION AND BREACH

10.1 This Agreement shall only take effect and become legally binding on the Parties immediately upon (and only upon) completion, otherwise, this Agreement shall have no legal force or effect nor binding on the Parties.

10.2 Except as otherwise provided in Clause 13.3, this Agreement shall continue in full force and effect until the Company has been dissolved, wound up or otherwise ceases to exist as a separate corporate entity,

10.3 This Agreement shall terminate:

i.	if all the outstanding Shares are held beneficially by one Shareholder; or
ii.	in relation to any Shareholder, after such Shareholder shall have ceased to be a shareholder of Company.

10.4 Termination of this Agreement shall not release any Party from any liability which at the time of termination has already accrued to the other Parties or any liability arising or maturing after such termination as a result of any breach, omission committed or omitted prior to such termination.

10.5 The Parties hereto agree that any new shareholder, who will hold more than five percent (5%) of any Shares of Company, shall be required to sign a deed confirming its agreement to be bound by this Agreement as a condition of its becoming a shareholder or increasing the amount of Shares held in the Company, as the case may be.

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11. SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable or performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12. INDEMNIFICATION

The Company shall indemnify, defend and hold harmless SPGX (the “Indemnified Party”) from and against any and all losses, damages, liabilities, claims, proceedings, costs and expenses (including the fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party, in connection with any investigation or evaluation of a claim or otherwise) (collectively, “Losses”) resulting from or arising out of any breach by the Indemnifying Party of any representation, warranty, covenant or agreement in this Agreement. The amount of any payment to the Indemnified Party shall be sufficient to make the Indemnified Party whole for any diminution in value of the Shares. In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse the Indemnified Party for all such expenses as they are incurred by the Indemnified Party.

13. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Parties in connection with the subject- matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no Party hereto has relied on any such proposals, representations, warranties, agreements or undertakings. Nothing in this clause shall impair or limit any rights or remedies of the Parties and their Affiliates or relieve any Party or other Person from liability for fraud or willful misrepresentation.

14. TAKE OVER PROVISION

a.	Joint Sale. Cormo AG and Cormo USA must be sold together and any purchase offer of Cormo AG shall include the purchase of Cormo USA.
b.	Sale Within First Two Years. If a tender of sale of the Company is proposed within the first two years of the incorporation of Cormo USA the Board of Directors for both Cormo AG and Cormo USA must agree to the transaction by majority approval of each board.
c.	Review at 2021 Board Meeting: This take over provision shall be renewed, revised or cancelled at the 2021 annual board meeting.
d.	Purchase Price. The sale and distribution of Cormo USA shall be as follows:

1.	CHF ten million ($10,000,000) shall be paid directly to Cormo AG, based on current company valuation. This value is to be adjusted by the board of both companies to reflect value increases in Cormo AG’s intellectual property portfolio.
2.	The remainder is to be paid in proportion of the Shareholder ownership in Cormo USA as follows:

a.	Thirty five percent (35%) shall be paid to SPGX
b.	Thirty five percent (35%) shall be paid to Cormo
c.	Two- and one-half percent (2.5%) shall be paid to Greissing
d.	Two- and one-half percent (2.5%) shall be paid to Meier
e.	Five percent (5%) shall be paid to Sauter
f.	Two- and one-half percent (2.5%) shall be paid to Heuss
g.	Five percent (2.5%) shall be paid to K. Muehlbauer
h.	Two- and one-half percent (2.5%) shall be paid to S. Muehlbauer

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15. TIME

15.1 Time shall be of the essence of this agreement

15.2 No time or indulgence given by any Party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

16. ASSIGNMENT AND COUNTERPART

16.1 This Agreement shall be binding on and shall inure for the benefits of the successors and assigns of the Parties hereto.

16.2 Save as aforesaid, and save as provided herein, no Party hereto may assign or transfer any of his or its rights or obligations under this Agreement.

16.3 This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

17. NOTICES AND OTHER COMMUNICATION

17.1 Any notice or other communication to be given under this Agreement shall be in writing and may be sent by post or delivered by hand or given by facsimile or by courier to the address or fax number from time to time designated, the initial address and fax number so designated by each Party are set out in Schedule 1. Any such notice or communication shall be sent to the Party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject-matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of dispatch and if so sent by post shall be deemed received three (3) Business Days after the date of dispatch (in the case of local mail) and five (5) Business Days after the date of dispatch (in case of overseas registered/certified mail).

17.2 Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant thereto, but the absence of such confirmation shall not affect the validity of any such communication.

18. GOVERNING LAW, JURISDICTION AND PROCESS AGENTS

18.1 This Agreement shall be governed by, and construed in accordance with, the laws of Florida, without regard to the principles of conflicts of law of any jurisdiction.

18.2 All of the provisions of the Framework Agreement that apply to the Basic Documents, including, without limitation, are hereby incorporated into this Agreement by reference.

19. U.S. TAX MATTERS

The Company hereby authorize and empower SPGX on behalf of and in the name of the Company to make such elections, filings and determinations under the tax laws of the United States, any state in the United States or the District of Columbia, as SPGX may in its sole discretion determine. In addition, the Company will provide in a timely manner all information requested by SPGX to assist SPGX and its beneficial owners in completing any U.S. tax returns or otherwise complying with U.S. tax laws.

CORMO SHAREHOLDER AGREEMENT	Page 10 of 13

20. MISCELLANEOUS

20.1 No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

20.2 No Shareholder, acting solely in its capacity as a Shareholder, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorized by the Board. For the purposes of this Clause, unless acting expressly solely in its capacity as a Shareholder, any Shareholder who is a director or officer or employee of the Company or its Subsidiaries acting in the ordinary course of business of the Company or its Subsidiaries shall be conclusively deemed to act for and on behalf of, and shall not be regarded as acting as an agent of, the Company or such Subsidiary, as the case may be. Any Shareholder that takes any action or binds the Company in violation of this Clause shall be solely responsible for, and shall indemnify the Company and each other Shareholder against, any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including but not limited to any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) that the Company, or such other Shareholder, as the case may be, may at any time become subject to or liable for by reason of such violation. The provisions of this Clause survive the termination of this Agreement.

20.3 The Shareholders expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Shareholders do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of their status as Shareholders. To the extent that any Shareholder, by word or action, represents to another Person that any Shareholder is a partner or that the Company is a partnership, the Shareholder making such representation shall be liable to any other Shareholders that incur any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including but not limited to any investigative, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation. The provisions of this Clause survive the termination of this Agreement.

[Signature Pages Follow]

CORMO SHAREHOLDER AGREEMENT	Page 11 of 13

IN WITNESS whereof the parties executed this Agreement the day and year first above written.

SIGNED by	/s/ Stefan Muehlbauer

For and on behalf
SPGX
In the presence of: :

SIGNED by	/s/ Authorized Signatory

For and on behalf
CORMO
In the presence of: :

SIGNED by	/s/ Daniel Greissing

For and on behalf
Greissing
In the presence of: :

SIGNED by	/s/ Paul Meier

For and on behalf
Meier
In the presence of: :

CORMO SHAREHOLDER AGREEMENT	Page 12 of 13

SIGNED by	/s/ Paul Sauter

For and on behalf
Sauter
In the presence of: :

SIGNED by	/s/ Fortunat Heuss

For and on behalf
Heuss
In the presence of:

SIGNED by	/s/ Kurt Muehlbauer

For and on behalf
K. Muehlbauer
In the presence of: :

SIGNED by	/s/ Stefan Muehlbauer

For and on behalf
S. Muehlbauer
In the presence of: :

CORMO SHAREHOLDER AGREEMENT	Page 13 of 13